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                                                                    EXHIBIT 3.3

                          CERTIFICATE OF AMENDMENT OF
                        CERTIFICATE OF INCORPORATION OF
                                  ANICOM, INC.
                        -------------------------------


         ANICOM, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Act"), DOES HEREBY CERTIFY THAT:

         1. In accordance with the provisions of Section 242 of the Act, an amendment to the Certificate of Incorporation of this Corporation has been duly adopted by the Board of Directors of this Corporation and by the stockholders of this Corporation at a Special Meeting of Stockholders.

         2. Said amendment amends subparagraph A of Article 4 of the Certificate of Incorporation so that, as amended, subparagraph A of Article 4 shall read in its entirety as follows:

                 "A.      The corporation shall have the authority to issue the
         following classes of stock, in the number of shares and at the par value as indicated opposite the name of the class:

                                                No. Shares             Par Value
                     Class                      Authorized             Per Share

                 Common Stock                   30,000,000             $.001

                 Preferred Stock                 1,000,000             $.01"


         IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed this 25th day of September, 1996.




                                             By    Carl Putnam
                                                   ----------------------------
                                                   Carl Putnam, President and
                                                      Chief Operating Officer